Exhibit 99.1

FOR IMMEDIATE RELEASE

SOFTECH ANNOUNCES THIRD QUARTER FINANCIAL RESULTS FOR FY 2008

LOWELL, Mass. – April 18, 2008 – SofTech, Inc. (OTCBB:SOFT), a proven provider of product lifecycle management (PLM) solutions, today announced Q3 results. Revenue for Q3 FY 2008 was $2.4 million as compared to $2.9 million for the same period in fiscal 2007. The net loss for the current quarter was $(133,000) or $(.01) per share as compared to the net loss of ($116,000) or ($.01) per share for the same period in the prior fiscal year.

Revenue for the nine months ended February 29, 2008 was about $7.7 million as compared to about $8.4 million for the same period in the prior fiscal year. The net loss for the nine months ended February 29, 2008 was ($350,000) or ($.03) per share as compared to a net loss of ($1,077,000) or ($.09) per share for the same period in the prior fiscal year.

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”), a non-GAAP financial measure, was $560,000 for the current quarter, as compared to $623,000 in the comparable prior period.  EBITDA for the nine months ended February 29, 2008 was $1,790,000, as compared to $1,099,000 in the comparable prior period. A reconciliation of EBITDA to Net Loss is provided on the attached Financial Summary.

The Company’s revenue is derived almost entirely from technology acquisitions completed between 1997 and 2002, and the Company’s operations are not capital intensive.  As of February 29, 2008 approximately 61% of the Company’s assets represent intangible assets related to these historical acquisitions. The Company does not anticipate making further acquisitions in the foreseeable future.  For the current quarter, the amortization of these intangible assets was approximately 14% of total expenses and 14% of total revenue. Further, the periods over which these intangible costs are expensed are highly judgmental.

The Company believes that EBITDA is useful supplemental information for investors, when considered along with net income and other income statement data   The Company believes that EBITDA is useful because it provides investors with information concerning the potential longer term profitability of the Company’s technology assets (subsequent to full amortization of costs), as amortization of acquisition costs has been added back to net income in arriving at EBITDA.  Further, management believes that EBITDA provides a useful financial metric by which the Company can be compared with other companies that have different capital structures (interest (a cost of capital) has been added back to net income in arriving at EBITDA).  It is also management’s belief that this non-GAAP measure of performance continues to be used in the investment community as a financial metric for business valuation purposes.

However, the Company believes that EBITDA is not a substitute for cash flow from operations, which is disclosed in the Company’s financial statements.  Investors should carefully review the financial statements of the Company in their entirety in order to obtain a complete understanding of the Company’s financial condition and results of operations.

About SofTech

SofTech, Inc. (OTCBB: SOFT) is a proven provider of product lifecycle management (PLM) solutions with its flagship ProductCenter™ PLM solution, and its computer-aided design and manufacturing (CAD/CAM) products, including CADRA™ and Prospector™.

SofTech's solutions accelerate products and profitability by fostering innovation, extended enterprise collaboration, product quality improvements, and compressed time-to-market cycles. SofTech excels in its sensible approach to delivering enterprise PLM solutions, with comprehensive out-of-the-box capabilities, to meet the needs of manufacturers of all sizes quickly and cost-effectively.

Over 100,000 users benefit from SofTech solutions, including General Electric Company, Goodrich, Honeywell, Siemens, Sikorsky Aircraft, U.S. Army, and Whirlpool Corporation. Headquartered in Lowell, Massachusetts, SofTech (www.softech.com) has locations and distribution partners throughout North America, Europe, and Asia.

SofTech, CADRA, ProductCenter and Prospector are trademarks of SofTech, Inc. All other products or company references are the property of their respective holders.

The statements made below with respect to SofTech’s outlook for fiscal 2008 and beyond represent “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 and are subject to a number of risks and uncertainties. These include, among other risks and uncertainties,  whether we will be able to generate sufficient cash flow from operations to fund working capital needs, successfully integrate acquired entities, maintain existing relationships with our lenders, successfully introduce and attain market acceptance of planned new products, attract and retain qualified personnel both in our existing markets and in new territories in an extremely competitive environment, and potential obsolescence of our technologies,.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this report. Except as otherwise required by law, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this report to reflect any change in our expectations or any change in events, conditions or circumstances on which any of our forward-looking statements are based.  We qualify all of our forward-looking statements by these cautionary statements.

Contact: Jean J. Croteau

  President

  (978) 458-3420

SOFTECH, INC.

FINANCIAL SUMMARY

(in thousands, except per share data)

Statements of Operations:

	For the Three Month Period Ended
	February 29, 2008	February 28, 2007
Revenue	$ 2,445	$ 2,851
Income from operations	191	256
Net loss	(133)	(116)
Loss per share	(.01)	(.01)

	For the Nine Month Period Ended
	February 29, 2008	February 28, 2007
Revenue	$ 7,654	$ 8,353
Income from operations	678	2
Net loss	(350)	(1,077)
Loss per share	(.03)	(.09)

Reconciliation of EBITDA:

To arrive at EBITDA, net loss, calculated in accordance with GAAP, is adjusted below by adding back interest expense and non-cash expenses related to amortization of intangible assets resulting from acquisitions and depreciation expense.

	For the Three Month Period Ended
	February 29, 2008	February 28, 2007
Net loss	$ (133)	$ (116)
Plus: Interest Expense	324	372
Plus: Depreciation Expense	15	13
Plus: Amortization Expense	354	354
EBITDA	560	623

	For the Nine Month Period Ended
	February 29, 2008	February 28, 2007
Net loss	$ (350)	$ (1,077)
Plus: Interest Expense	1,028	1,079
Plus: Depreciation Expense	50	35
Plus: Amortization Expense	1,062	1,062
EBITDA	1,790	1,099

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